Exhibit 10.5
[*] = Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request. An unredacted version of this exhibit has been filed separately with the Commission.
EXECUTION COPY
ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577
June 28, 2007
Polar Air Cargo Worldwide, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Re: Contribution Agreement
Ladies and Gentlemen:
     1. Contribution Obligations.
          (a) Net Working Capital Contribution. Pursuant to Section 2.6.5 of the Stock Purchase Agreement dated as of November 28, 2006 (as in effect on the date hereof, the “Purchase Agreement;” terms used but not defined herein shall have the meaning set forth in the Purchase Agreement) by and between Polar Air Cargo Worldwide, Inc. (f/k/a/ Airline Acquisition Corp I), a Delaware corporation (the “Company”) and DHL Network Operations (USA), Inc., an Ohio corporation (the “Investor”), the Company may be required to make a payment to the Investor in the amount equal to the negative Net Working Capital amount (the “Net Working Capital Payment Obligation”). Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”), hereby agrees that, in the event that the Net Working Capital as of and at the Closing Date and as reflected in the Financial Statement of Net Working Capital is determined to be less than zero ($0), AAWW will make a capital contribution to the Company in the amount of the Net Working Capital Payment Obligation so as to cause the Company to have available sufficient liquid assets to meet punctually its payment obligations to the Investor in full when the Net Working Capital Payment Obligation becomes due pursuant to the Purchase Agreement.
          (b) AAWW Working Capital Facility. From the Closing Date until such date, if any, that the Company receives the Refundable Deposit (as defined in the Indemnity Agreement, defined below) from the Investor upon request by the Company to the Investor in accordance with that certain Indemnity Agreement dated as of the date hereof by and among AAWW, the Company and the Investor (the “Indemnity Agreement”), AAWW shall provide the Company with access to working capital funds on a daily basis (the “AAWW Working Capital Facility”). Such funds under the AAWW Working Capital Facility will be made available to the Company on an interest-free basis. The Company may repay any and all amounts due under the AAWW Working Capital Facility at any time from time to time after the date hereof and prior to the Termination Date; provided, however, the Company shall, promptly following the date (if any) on which the Company receives the Refundable Deposit, prepay any amounts outstanding under the AAWW Working Capital Facility to the extent of the Available Cash (with the “Available Cash” determined after reduction for any cash used to make non-pro rata distributions or dividends to Class A Common Stock holders of amounts up to the positive Net Working

Capital amount payable by the Investor to the Company under Section 2.6.5 of the Purchase Agreement) if any such cash distributions or dividends are made, regardless of whether such cash was provided through Company operations, the Refundable Deposit, or other cash payments (including advance payments under the Blocked Space Agreement) made by the Investor in accordance with the Purchase Agreement or otherwise. Following any such date, to the extent that the Company’s working capital requirements exceed the available funds in the Company’s accounts (including amounts attributable to the Refundable Deposit), AAWW shall continue to provide the Company with access to working capital funds on an interest-free basis pursuant to the AAWW Working Capital Facility. This AAWW Working Capital Facility will expire on the BSA Commencement Date and any outstanding amounts thereunder shall become immediately due and payable to AAWW within five (5) days of the BSA Commencement Date (the “Termination Date”).
          (c) P&L True-Up Contribution. Until the earlier of (i) October 31, 2008 and (ii) the BSA Commencement Date, no later than ten (10) days after the end of the applicable True-Up Period (defined below), the Company shall provide written notice (“Notice”) to AAWW of the Company’s estimates of the amount by which, (i) the Net Operating Loss (if any) of the Company for the applicable True-Up Period, exceeds the Operating Loss Target for such True-Up Period (the “Excess Loss”); (ii) the Net Operating Loss (if any) of the Company for such True-Up Period is less than the Operating Loss Target for such True-Up Period (the “Recovered Loss”) or (iii) the Net Operating Profit (if any) of the Company for such True-Up Period exceeds the Operating Loss Target for such True-Up Period (the “Excess Profit”). For illustrative purposes, see examples on Exhibit B. The Company shall attach to such Notice drafts of financial statements of the Company for such True-Up Period, prepared in accordance with generally accepted accounting principles (applied consistently with past practice) and the applicable provisions of the Stockholders Agreement, dated as of the date hereof, by and among the Investor, AAWW and the Company.
     i. In the event that there is an estimated Excess Loss, within five (5) days of receipt of the Notice, AAWW will make a cash capital contribution to the Company in the amount equal to such estimated Excess Loss.
     ii. In the event that there is an estimated Recovered Loss, such amount shall be available as an amount that may be declared and paid by the Company as a non pro rata cash dividend or distribution with respect to the Class A Common Stock. In the event that there is an estimated Excess Profit, such amount shall be reduced by the product of (a) 40% and (b) the estimated Excess Profit, if the Operating Loss Target is zero, or the estimated Net Operating Profit, if the Operating Loss Target is negative, (the amount by which such Excess Profit is reduced being the assumed amount of Taxes that will be owed with respect to such Excess Profit (or Net Operating Profit) (the “Assumed Taxes”)), and the reduced amount (the estimated “Assumed After-Tax Excess Profit”) shall be available as an amount that may be declared and paid by the Company as a non pro rata cash dividend or distribution with respect to Class A Common Stock.
     iii. The financial statements referred to in Section 1(c) will be subject to audit by the Auditor (defined in the Stockholder Agreement) as of the end of each True-Up Period. The cost of the audit shall be borne equally by AAWW and the Investor. Following the audit, Excess Loss, Recovered Loss, Excess Profit and Assumed After-Tax

Excess Profit shall be recalculated taking into account any audit adjustments. If actual Excess Loss based on such audit differs from originally estimated Excess Loss, then any excess of actual Excess Loss over originally estimated Excess Loss shall be contributed by AAWW, or any excess of originally estimated Excess Loss over actual Excess Loss, shall be returned by the Company to AAWW, within five (5) days of completion of the audit. If non pro rata dividends or distributions relating to estimated Recovered Loss have been paid on the Class A Common Stock, and actual Recovered Loss based on such audit differs from originally estimated Recovered Loss, then any excess of actual Recovered Loss over estimated Recovered Loss shall be available to be declared and paid as an additional non pro rata cash dividend or distribution on the Class A Common Stock, and any excess of estimated Recovered Loss over actual Recovered Loss shall be returned by AAWW to the Company. If non pro rata dividends or distributions relating to estimated Assumed After-Tax Excess Profit have been paid on the Class A Common Stock, and actual Assumed After-Tax Excess Profit based on such audit differs from originally estimated Assumed After-Tax Excess Profit, then any excess of actual Assumed After-Tax Excess Profit over estimated Assumed After-Tax Excess Profit shall be available to be declared and paid as an additional non pro rata cash dividend or distribution on Class A Common Stock, and any excess of estimated Assumed After-Tax Excess Profit over actual Assumed After-Tax Excess Profit shall be returned by AAWW to the Company. To the extent that non pro rata dividends or distributions relating to estimated Assumed After-Tax Excess Profit or estimated Recovered Loss have not been paid on the Class A Common Stock, the amount available for declaration and payment of non pro rata cash dividends or distributions on the Class A Common Stock shall be based on actual Recovered Loss or actual Assumed After-Tax Excess Profit based on such audit rather than on estimated Recovered Loss or estimated Assumed After-Tax Excess Profit.
     iv. To the extent the Company actually pays less cash Taxes with respect to Excess Profit (or Net Operating Profit, if the Operating Loss Target is negative) than the Assumed Taxes with respect to such Excess Profit (or Net Operating Profit), following the date on which the relevant Tax Return with respect to such Excess Profit (or Net Operating Profit) is filed, an amount up to the amount of 100% of the excess of the Assumed Taxes over the actual Taxes paid (“Excess Assumed Taxes”) shall be available as an amount that may be declared and paid by the Company as a non pro rata cash dividend or distribution with respect to the Class A Common Stock. In addition, as and when the Company actually realizes a cash Tax savings associated with an Excess Loss, an amount equal to such Tax savings (“Excess Loss Savings”) shall be available as an amount that may be declared and paid by the Company as a non pro rata cash dividend or distribution with respect to the Class A Common Stock. For purposes of this paragraph, if the Company has, at the request of the Investor: (i) operated any routes or frequencies not operated by Polar as of the date of execution of the Purchase Agreement; or (ii) conducted other specific activities, actual Taxes paid and actual Tax savings shall be calculated on a hypothetical basis based on Taxes that would have been paid or Tax savings that would have been realized if such routes or frequencies had not been operated or such activities not conducted by the Company. In addition, for purposes of this paragraph, actual Taxes paid and actual cash tax savings shall be calculated assuming the Refundable Deposit is a nontaxable deposit or advance.

     “Net Operating Profit” or “Net Operating Loss” shall mean the income or loss of the Company which shall include all revenues, costs and expenses of the Company, all as determined in accordance with generally accepted accounting principles (applied consistently with past practice), whether incurred in the ordinary course of business, or related to unusual, non-recurring or extraordinary items (which includes, but is not limited to labor disruptions and catastrophic losses), but with the following adjustments: (1) Net Operating Profit and Net Operating Loss shall exclude provisions for income tax expense or benefit (whether current or deferred); (2) Net Operating Profit and Net Operating Loss shall be calculated without taking into account revenues, costs and expenses related to: (i) the operation of any routes or frequencies that are operated by the Company at the request of the Investor but are not operated by Polar as of the date of execution of the Purchase Agreement; or (ii) any other specific activity or activities conducted at the request of the Investor; (3) Net Operating Profit and Net Operating Loss shall include depreciation and amortization charges related to capital leases of aircraft, but shall not include the effects of any depreciation or amortization or revaluation provisions related to fixed or intangible assets and shall not include any changes in loan loss reserves or any other non-cash reserves or other non-cash contingencies; and (4) Net Operating Profit and Net Operating Loss shall include provisions for bad debt expenses or recovery.
     The “True-Up Period” shall mean, as applicable: (i) if the BSA Commencement Date is [*], (A) the Company’s [*] and (B) the Company’s [*]; (ii) if the BSA Commencement Date is [*], (A) the Company’s [*] and (B) the Company’s [*]; (iii) if the BSA Commencement Date is [*], the Company’s [*] only; and (iv) if the BSA Commencement Date is [*], (A) the Company’s [*] and (B) the Company’s [*]; provided, however, in the event that the BSA Commencement Date is prior to [*], there shall be no True-Up Period and this Section 1(c) does not apply in its entirety.
     The “Operating Loss Target” for the Company’s 2007 fiscal year shall be zero and for each other True-Up Period shall either be equal to zero or to a negative number determined by the parties. The Operating Loss Target for each True-Up Period other than the Company’s 2007 fiscal year will be agreed between the parties and set forth on Exhibit A as determined based on a full fiscal year break even target for the Company’s ongoing scheduled service business and taking into account the seasonality of such business. The Operating Loss Target shall be calculated without taking into account revenues, costs and expenses related to: (i) the operation of any routes or frequencies that are operated by the Company at the request of the Investor but are not operated by Polar as of the date of execution of the Purchase Agreement; or (ii) any other specific activity or activities conducted at the request of the Investor.
     2. Representations and Warranties of AAWW. AAWW hereby represents and warrants to the Company on and as of the date hereof that (a) AAWW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance by AAWW of this letter agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any Applicable Law (as defined in the Stockholders Agreement) or any contractual restriction binding on or affecting it and (c) this letter agreement has been duly executed and delivered by AAWW and constitutes the legal, valid and binding obligation of AAWW, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and laws affecting creditors’ rights generally and to general equitable principles.

     3. Representations and Warranties of the Company. The Company hereby represents and warrants to AAWW on and as of the date hereof that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance by the Company of this letter agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any Applicable Law or any contractual restriction binding on or affecting it and (c) this letter agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and laws affecting creditors’ rights generally and to general equitable principles.
     4. Amendment, Waiver, etc. No amendment or waiver of any provision of this letter agreement and no consent to any departure by AAWW therefrom shall in any event be effective unless the same shall be in writing and signed by each of AAWW and the Company and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights and obligations provided hereunder are the exclusive remedies afforded hereunder (other than claims with respect to fraud).
     5. Miscellaneous. This letter agreement may be executed in one or more counterparts, is binding upon and inures to the benefit of the AAWW, the Company and their respective successors and permitted assigns, provided, however, that neither AAWW nor the Company may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. This letter agreement is for the benefit of the Company and its stockholders, and, upon a material default by AAWW hereunder for which the Investor has given the Company prior written notice of any action or remedy it requests the Company take in accordance with this letter agreement, and the Company has not done so within sixty (60) days following receipt of such notice, the Investor may enforce the rights of the Company on behalf of the Company under this letter agreement. Subject to such enforcement right, the parties hereto shall continue to have the ability to amend, waive and exercise all rights under this letter agreement, and nothing herein shall affect the governance of the Company under the direction of the Company’s Board and management. Except as set forth in the prior sentence, (1) NO PERSON OR ENTITY, OTHER THAN THE COMPANY OR AAWW, SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BE CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UPON ANY THIRD PARTY and (2) THERE ARE NO THIRD-PARTY BENEFICIARIES OF THIS AGREEMENT.

Very truly yours,

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ William J. Flynn

	Name:	William J. Flynn
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

POLAR AIR CARGO WORLDWIDE, INC.

By:	/s/ William J. Flynn

	Name:	William J. Flynn
	Title:	President and Chief Executive Officer
[Signature Page to the Contribution Agreement]

EXHIBIT A
P&L Target

Period	Operating Loss Target
[*]	[*]
[*]	[*]

EXHIBIT B
Examples
Assuming the Operating Loss Target for the applicable True-Up Period is [*]:
(i) if the Company has a Net Operating Loss for such applicable True-Up Period of [*], the Company will have an [*];
(ii) if the Company has a Net Operating Loss for the applicable True-Up Period of [*], the Company will have a [*]; and
(iii) if the Company has a Net Operating Profit for such applicable True-Up Period of [*], the Company will have an [*].